BATTLE MOUNTAIN GOLD EXPLORATION CORP.
                       1 East Liberty Street, Suite 600
                                Reno, Nevada 89504

April  30,  2004
James  E.  McKay
Box  488
6015-E  S.  Virginia  Street
Reno,  Nevada  89502

Dear  Jim:

On behalf of BATTLE MOUNTAIN GOLD EXPLORATION CORP. (the "Company"), I am pleased to offer you the position of President of the Company. The terms of your employment relationship with the Company will be as set forth below and will be subject to the approval of the Company's Board of Directors.

1. Position. You will become the President of the Company. As such, you will have such responsibilities as determined by the Chairman and/or the Board of Directors of the Company.

2. Base Salary. You will be paid a base salary of U.S. $7,500.00 per month. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to three weeks paid vacation per year, prorated for the remainder of this calendar year.

3. Stock and/or Options. Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, which shall be exercisable at the rate of 100% of the shares one (1) year after commencement of employment (so that at the end of one (1) year, your option will be fully vested). If your employment is terminated by the Company prior to the one (1) year anniversary of your employment commencement date, the vesting of your options will be automatically accelerated so that you are fully vested effective on the date of termination.

4. At-Will Employment. As is true for all employees of the Company, you will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason; provided, however, that if your employment is terminated by the Company
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for  any reason or if you and the Company mutually decide to end your employment with the Company at any time before the third anniversary of your employment commencement date, then the Company shall pay you severance at your then-current rate of salary through the third anniversary date, upon termination. Should the company not have the necessary funds to pay the entire amount, then a portion may be paid by the issuance of treasury shares at the then market price.

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5.     Employment  Commencement  Date.  Your  employment  with  the Company will commence  on  or  before  June  1,  2004.

6. Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within ten (10) business days of your employment commencement date.

7. Benefits. You will be entitled to the same benefits (if any) that the Company offers to its other employees in the ordinary course of its business.

8. Entire Agreement. This Agreement, together with your Stock Option Agreement, and your Confidentiality and Assignment of Inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings.

     Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

                                           Very  truly  yours,
                                           BATTLE  MOUNTAIN  GOLD  EXPLORATION
                                           CORP.,  a  Nevada  corporation

                                           By: /s/  Mark  Kucher
                                              ------------------
                                           Its: Chairman  &  CEO
                                              ------------------

The  foregoing  terms  and  conditions  are  hereby  accepted:
/s/  James  E.  McKay
---------------------

James  E.  McKay

Date:  1st  of  May,  2004
       -------------------

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